Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Richardson TX 75081 USA
+1 (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO

972.301.3658, mpaxton@intrusion.com

Media Contact

Jay Barbour, VP Marketing

972.664.8107, jbarbour@intrusion.com

INTRUSION INC. ANNOUNCES
SECOND QUARTER RESULTS

Richardson, Texas – August 7, 2007 – Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the three and six months ended June 30, 2007.

Revenue for the second quarter 2007 was $1.0 million compared to $1.2 million for the second quarter 2006.

Intrusion’s operating loss was $0.5 million in the second quarter 2007 compared to $1.1 million for the second quarter 2006.

Gross profit margin was 61 percent of revenue in the second quarter of 2007 compared to 62 percent of revenue in the second quarter of 2006.

Intrusion’s second quarter 2007 operating expenses were $1.1 million, compared to $1.8 million for the second quarter 2006.

As of June 30, 2007, Intrusion reported cash and cash equivalents of $0.7 million, working capital of $0.5 million and debt of $0.1 million.

Intrusion closed a private placement sale of 1,111,111 shares of common stock at $0.45 per share on June 28, 2007 for a total of $500,000 in gross proceeds.  The stock was purchased by G. Ward Paxton, Chairman, President and CEO, and Michael L. Paxton, Vice President and CFO.  The price of the common stock was determined by taking 110% of the average closing price for the last 20 trading days up to and including the closing date of June 28, 2007.

“Revenue and gross profit margin increased slightly, and operating expenses were reduced 39% to $2.3 million in the first half of 2007 compared to the first half of 2006.  These results yielded a 61% reduction of the net loss in the first half of 2007 compared to the first half of 2006,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until August 14, 2007 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 10859704.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of regulated information compliance, entity identification systems, data privacy protection products, and network intrusion prevention and detection solutions.  In addition, Intrusion offers deployment technologies along with security services for the information-driven economy.  Intrusion’s product families include the Compliance Commander™ for regulated information compliance, data privacy protection and identity theft prevention, TraceCop™ identification and location service, Intrusion SpySnare™ for real-time inline blocking of spyware and unwanted P2P applications, and Intrusion SecureNet™ for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  Such statements include, without limitations, statements regarding future revenue growth and profitability, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products in emerging markets, market acceptance of our products, the impact of our sustained losses on our ability to successfully operate and grow our business, our stock price and the recent loss of our Nasdaq listing, our ability to generate sufficient cash flow or obtain additional financing on acceptable terms in order to fund ongoing liquidity needs, the highly competitive market for our products, the effects of sales and implementation cycles for our products on our quarterly results, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in our Annual Report on Form 10-KSB, as amended, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	June 30,	December 31,
	2007	2006
ASSETS

Current Assets:
Cash and cash equivalents	$715	$933
Accounts receivable, net of allowance for doubtful accounts of $76 in 2007 and $90 in 2006	747	844
Inventories, net	224	209
Prepaid expenses	127	198
Total current assets	1,813	2,184

Property and equipment, net	167	162
Other assets	39	41
TOTAL ASSETS	$2,019	$2,387

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$888	$1,099
Line of credit	125	200
Deferred revenue	349	367
Total current liabilities	1,362	1,666

Stockholders’ Equity:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 260 Liquidation preference of $1,331	918	918
Series 2 shares issued and outstanding – 460 Liquidation preference of $1,155	724	724
Series 3 shares issued and outstanding – 469 Liquidation preference of $1,026	667	667
Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 10,343 in 2007 and 8,306 in 2006 Outstanding shares – 10,333 in 2007 and 8,296 in 2006	103	83
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	54,885	53,947
Accumulated deficit	(56,099)	(55,077)
Accumulated other comprehensive loss	(179)	(179)
Total stockholders’ equity	657	721
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,019	$2,387

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenue	$1,003	$1,204	$2,095	$2,055
Cost of revenue	393	459	814	846

Gross profit	610	745	1,281	1,209

Operating expenses:
Sales and marketing	504	848	1,019	1,665
Research and development	388	615	811	1,407
General and administrative	248	385	475	733

Operating loss	(530)	(1,103)	(1,024)	(2,596)

Interest income (expense), net	(1)	11	1	41
Other income (expense), net	1	(53)	1	(65)
Loss before income taxes	(530)	(1,145)	(1,022)	(2,620)
Income tax provision	—	—	—	—
Net loss	(530)	(1,145)	(1,022)	(2,620)
Preferred stock dividends accrued	(43)	(43)	(86)	(88)
Net loss attributable to common stockholders	$(573)	$(1,188)	$(1,108)	$(2,708)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.06)	$(0.17)	$(0.12)	$(0.39)
Weighted average shares outstanding -Basic and Diluted	9,271	7,046	8,873	7,014